UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 3, 2008

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-33133	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

(617) 583-1700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, Richard P. Eno was elected to the Board of Directors of Metabolix, Inc., effective March 17, 2008. Mr. Eno was elected to Class III, the class of Directors with a term expiring at the Annual Meeting of stockholders to be held in 2009.  Mr. Eno has also been appointed the Company’s President and Chief Executive Officer effective March 17, 2008, as previously reported in Form 8-K filed on February 25, 2008.

Other than the Employment Agreement and the Employee Noncompetition, Confidentiality and Inventions Agreement which the Company entered into with Mr. Eno, which are expected to be filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, there is no arrangement or understanding pursuant to which Mr. Eno was selected as Director and there are no family relationships between Mr. Eno and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year Mr. Eno has not had any transactions or currently proposed transactions in which Mr. Eno was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

On March 3, 2008, Jack W. Lasersohn informed the Company’s Board of Directors that he will not stand for re-election at the Company’s 2008 Annual Meeting of Stockholders.  The Board of Directors would like to take this opportunity to express its gratitude and appreciation for Mr. Lasersohn’s many years of service as a Director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date March 7, 2008	By:	/s/ Jay Kouba
Jay Kouba
Chairman of the Board, President and Chief Executive Officer